Exhibit (h)(5)

Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT TO

SERVICES AGREEMENT

This Amendment dated February 1, 2021 (“Amendment”), amends the Services Agreement between Citi Fund Services Ohio, Inc., an Ohio corporation (“Service Provider”) and Mirae Asset Discovery Funds (“Client”), dated September 27, 2010 (as amended and in effect as of the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties desire to amend the Effective Date in order to thereby begin a new three-year Initial Term of the Agreement;

WHEREAS, the parties wish to update certain terms in the fee schedule of the Agreement related to the provision of fund administration and fund accounting services;

WHEREAS, the parties desire to update the List of Funds in order to reflect the addition and removal of certain Funds to and from the portfolio of the Client.

WHEREAS, the parties wish to add the Confidentiality and Data Privacy Conditions to the Agreement.

NOW THEREFORE, the Service Provider and Client, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1.	Amendment to the Effective Date.

The Effective Date of the Agreement is hereby changed to February 1, 2021. Therefore, the Initial Term will begin for a period of three years from the Effective Date.

2.	Amendment to Schedule 4 – Fee Schedule.

Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with the Schedule 4 attached to the end of this Amendment.

3.	Amendment to Schedule 5 – List of Funds.

Schedule 5 of the Agreement is hereby deleted in its entirety and replaced with the Schedule 5 attached to the end of this Amendment.

4.	Addition of Schedule 6 to the Agreement – Confidentiality and Data Privacy Conditions.

Schedule 6 – Confidentiality and Data Privacy Conditions is hereby added to the Agreement and attached to the end of this Amendment.

5.	Representations and Warranties.

(a)	The Client represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board, and (iii) that the Board has approved this Amendment.

(b)	Service Provider represents that it has full power and authority to enter into and perform this Amendment.

6.	Miscellaneous.

(a)	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. The provisions of the Agreement remain in full force and effect except as provided in this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by the parties hereto.

(c)	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement. This Amendment shall become effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Citi FUND SERVICES OHIO, INC.		mirae asset dISCOVERY fUNDS

By:	/s/ John Gezotis	By:	/s/ Joon Hyuk Heo

Name:	John Gezotis	Name:	Joon Hyuk Heo

Title:	Vice President	Title:	President

Date:	3/15/2021	Date:	3/11/2021

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Schedule 4 to Services Agreement

Fee Schedule

1.	FEES*

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

A.	Administration Fees

For Administration Services, for each Fund (and not on an aggregate basis), each month the Client shall pay Service Provider the greater of: (i) $[  ] or (ii):

[  ]% of the first $[  ] in net assets of such Fund, plus

[  ]% of the net assets of the Fund in excess of $[  ].

B.	Fund Accounting Fees

For Fund Accounting Services, for each Fund (and not on an aggregate basis), each month the Client shall pay Service Provider the greater of: (i) $[  ] or (ii):

[  ]% of the first $[  ] in net assets of such Fund, plus

[  ]% of the net assets of the Fund in excess of $[  ].

C.	Fair Value Support Services

As compensation for Fair Value Support Services (the services set forth in subsections 2(b) and 2(c) (as they relate to fair value determinations) of Schedule 2, Appendix B to this Agreement). Service Provider shall receive the following annual servicing fee for each Fund that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider hereunder, as follows:

Annual Fee for Fair Value Support Services to be provided by Service Provider:

For each Fund with less than 200 securities: $[  ]

For each Funds with at least 200 securities: $[  ]

(The Annual Fee is to be billed in equal monthly installments)

The foregoing fees do not include out of pocket costs. Service Provider shall also be reimbursed by the Client for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds.

D.	Additional Fees

SOC-1 / SSAE 16 Charges (per Class) $[ ] per annum

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E.	Security Pricing Fees

Asset Type	Monthly Fee ($)
Equities	[ ]
Asset Backed	[ ]
General Bonds	[ ]
Government Bonds	[ ]
Complex Debt	[ ]
Listed Derivatives	[ ]
Simple OTCs	[ ]
Mid Tier OTCs	[ ]
Complex OTCs	[ ]

Notes

1.	Monthly rates reflected are based upon current primary pricing vendor selections.
2.	Each “Asset Type” can typically be expected to include the following security types:
•	Equities: Domestic Equity, Foreign Equity, Warrants
•	Asset Backed: ABS, MBS, CMO’s, CMBs
•	General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds
•	Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipal Bonds
•	Complex Debt: Bank Loans
•	Listed Derivatives: Futures, options
•	Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap
•	Mid Tier OTC: Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps
•	Complex OTC: Exotic Options; Volatility Swaps; CDOs; CLOs
3.	Security Pricing Valuation Services will not be subject to the annual fee increase.

F.	FORM N-PORT

Tier	Description	Annual Fee (per Fund)
Tier 1	All Fund of Funds and Equity Funds holding < 50 securities	$[ ]
Tier 2	Fixed Income Funds* holding 0-500 securities and Equity Funds holding 50-500 securities	$[ ]
Tier 3	All Fixed Income and Equity Funds holding > 500 securities	$[ ]

Sleeve Fee: An additional fee will apply per sleeve	$[ ]

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*Fixed Income Funds are defined in accordance with applicable regulation stating Fixed Income Funds are those which hold 25% of total net assets in fixed income securities.

Note: Each Fund will be designated as a specific “tier” upon the commencement of the N-PORT filing service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12-month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

G.	Liquidity Risk Management

Tier	Description	Annual Fee (per Fund)
Tier 1	All Funds holding < 50 securities	$[ ]
Tier 2	All Funds holding 50-500 securities	$[ ]
Tier 3	All Funds holding > 500 securities	$[ ]

Form N-LIQUID preparation and filing	$[ ] per filing

Note: Each Fund will be designated as a specific “tier” upon the commencement of the Liquidity Risk Management service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

2.       Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.	Reimbursement of Expenses. The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including:
(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;
(ii)	The cost of obtaining security and issuer information;
(iii)	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;
(iv)	All copy charges;
(v)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(vi)          The cost of tax data services;

(vii)	Regulatory filing fees, industry data source fees (e.g., Lipper), tax data services, security pricing, printing (including board book production expenses) and typesetting services, communications, postage and delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and
(viii)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

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B.	Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)	System development fees, billed at the rate of $[ ] per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;
(ii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;
(iii)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $[ ] per hour;
(iv)	Check and payment processing fees; and

(iv)	Costs of rating agencies.

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Schedule 5 to Services Agreement

List of Funds

Emerging Markets Fund

Emerging Markets Great Consumer Fund

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Schedule 6 to Services Agreement

Confidentiality and Data Privacy Conditions

1.	Introduction. These conditions (“Conditions”) form part of the Services Agreement (the “Agreement”) that applies between the Client and the Service Provider in relation to the provision of Services to the Client pursuant to the Agreement. The purpose of these Conditions is to set out each Party’s obligations in relation to Confidential Information and Personal Data received from the other Party in connection with the provision of Services under the Agreement. Some provisions of these Conditions are region-specific and will only apply in respect of the regions or countries specified. In some countries, further country-specific terms are required, and these will be included in the local conditions for that country provided in writing to the Client.

2.	Protection of Confidential Information. The Receiving Party will treat the Disclosing Party’s Confidential Information as confidential in accordance with the terms hereof and exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information of a similar nature, and in any event, no less than reasonable care.

3.	Use and disclosure of Confidential Information. The Disclosing Party hereby grants the Receiving Party the right to use and disclose the Disclosing Party’s Confidential Information to the extent necessary to accomplish the relevant Permitted Purposes and as otherwise expressly set forth in these Conditions. The Receiving Party will only use and disclose the Disclosing Party’s Confidential Information to the extent permitted in these Conditions.

4.	Exceptions to confidentiality. Notwithstanding anything in these Conditions to the contrary, the restrictions on the use and disclosure of Confidential Information in these Conditions do not apply to information that: (i) is in or enters the public domain other than as a result of the act or omission of the Receiving Party or its Affiliates, or their respective Representatives, in breach of these Conditions; (ii) is obtained by the Receiving Party from a third party believed by the Receiving Party to have authority to provide it or already known by the Receiving Party, in each case without notice of any obligation to maintain it as confidential; (iii) was independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information; (iv) an Authorized Persons has agreed that the Receiving Party may disclose it; or (v) constitutes Anonymized and/or Aggregated Data.

5.	Authorized disclosures.

5.1	Affiliates and Representatives. The Receiving Party may disclose the Disclosing Party’s Confidential Information to Receiving Party’s Affiliates and to those of the Receiving Party’s and its Affiliates’ respective Representatives who have a “need to know” such Confidential Information, although only to the extent necessary to fulfil the relevant Permitted Purposes. The Receiving Party shall ensure that any of its Affiliates and such Representatives to whom the Disclosing Party’s Confidential Information is disclosed pursuant to this Condition 5.1 shall be bound to treat such Confidential Information as confidential and to use it for only the relevant Permitted Purposes.

5.2	Other disclosures. Service Provider Recipients may: (i) disclose the Client‘s Confidential Information to such parties as may be designated by the Client (for example, the Client’s shared service centre) and to Client Affiliates; and (ii) disclose the Client’s Confidential Information to Payment Infrastructure Providers and Securities Infrastructure Providers on a confidential basis to the extent necessary for the provision of the Services under the Agreement.

5.3	Payment reconciliation. When the Client instructs the Service Provider to process, investigate or reconcile a payment or transaction between an account of the Client or one of its customers and a third party’s account, the Service Provider may disclose to the third party the Client’s name, address and account number (and such other Client Confidential Information as may be reasonably required by the third party to effect such payments or transaction, respond to requests from information about such payments or transactions, or perform payment or transaction reconciliations).

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5.4	Legal and regulatory disclosure. The Receiving Party (and, where the Service Provider is the Receiving Party, Service Provider Recipients, Payment Infrastructure Providers and Securities Infrastructure Providers) may disclose the Disclosing Party’s Confidential Information pursuant to legal process, or pursuant to any other foreign or domestic legal and/or regulatory obligation or request, or agreement entered into by any of them and any governmental authority, domestic or foreign, or between or among any two or more domestic or foreign governmental authorities, including disclosure to courts, tribunals, and/or legal, regulatory, tax and government authorities, and persons from whom they receive or to whom they make, process, administer or reconcile payments or other financial transactions on behalf of the Disclosing Party.

6.	Retention and deletion. On termination of the Agreement, each of the Client and Service Provider Recipients shall be entitled to retain and use the other party’s Confidential Information, subject to the confidentiality and security obligations herein, for legal, regulatory, audit and internal compliance purposes and in accordance with their internal records management policies to the extent that this is permissible under laws and regulations applicable to the Receiving Party, but shall otherwise securely destroy or delete such Confidential Information. Notwithstanding the foregoing, the Receiving Party shall not be obliged to destroy electronic records.

7.	Data privacy.

7.1	Compliance with law. The Receiving Party will comply with local data protection laws applicable to the Receiving Party in Processing Disclosing Party Personal Data in connection with the provision or receipt of Services under the Agreement.

7.2	Confidentiality and security. The Service Provider will, and will use reasonable endeavours to ensure that Service Provider Affiliates and Third Party Service Providers will, implement reasonable and appropriate technical and organizational security measures to protect Client Personal Data that is within its or their custody or control against unauthorized or unlawful Processing and accidental destruction or loss.

7.3	Purpose limitation. The Client hereby authorizes and instructs the Service Provider to Process Client Personal Data in accordance with and as permitted by these Conditions and to the extent reasonably required for the relevant Permitted Purposes for the period of time reasonably necessary for the relevant Permitted Purposes. The Service Provider shall not Process Client Personal Data for any other purpose unless expressly authorized or instructed by the Client.

7.4	International transfer. The Client acknowledges that in the course of the disclosures described in Condition 5 (Authorized disclosures) above, Disclosing Party Personal Data may be disclosed to recipients located in countries that do not offer a level of protection for those data as high as the level of protection in the country in which the Service Provider is established or the Client is located.

7.5	Consent and warranty. To the extent that the Client is the Data Subject of Client Personal Data Processed by the Service Provider, then the Client consents to the Service Provider’s Processing of all of such Client Personal Data as described in Conditions 3 to 7. To the extent that the Service Provider Processes Client Personal Data about other Data Subjects (for example, the Client’s personnel or Related Parties or the Client’s customers), the Client warrants that to the extent required by applicable law or regulation it has provided notice to and obtained consent from such Data Subjects in relation to the Service Provider’s (and its Affliates’ and Third Party Service Providers’) Processing of their Personal Data as described in those Conditions (and will provide such notice or obtain such consent in advance of providing similar information for such Processing to the Service Provider of such Affiliates or Third Party Service Providers in future). The Client further warrants that any such consent has been granted by these Data Subjects for the period reasonably required for the realisation of the relevant Permitted Purposes. The parties acknowledge and agree that the above consent may not be required if the Processing is necessary for the performance of obligations resulting from a contract with the Data Subject or imposed by law, or for the purposes of legitimate interests pursued by the Service Provider or a person to whom the Client Personal Data are disclosed which are not outweighed by prejudice to the rights, freedoms or legitimate interests of the Data Subjects or (other than where the Service Provider is established in Austria and/or the Czech Republic) for the Processing of information relating to persons other than living individuals. Service Provider’s Affiliates and Third Party Service Providers shall be third party beneficiaries of the Client’s warranties in this Condition 7.5.

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7.6	Employee reliability and training. The Service Provider will take reasonable steps to ensure the reliability of its employees who will have access to Client Personal Data and will ensure that those of its employees who are involved in the Processing of Client Personal Data have undergone appropriate training in the care, protection and handling of Personal Data.

7.7	Audit. The Service Provider shall provide the Client with such information as is reasonably requested by the Client to enable the Client to satisfy itself of the Service Provider’s compliance with its obligations under Condition 7.2 (Confidentiality and security). Nothing in this Condition 7.7 shall have the effect of requiring the Service Provider, its Affiliates or any Third Party Service Provider to provide information that may cause it to breach its respective confidentiality obligations to third parties or its respective internal data security and confidentiality policies and procedures.

8.	Security Incidents. If the Service Provider becomes aware of a Security Incident, the Service Provider will investigate and remediate the effects of the Security Incident in accordance with its internal policies and procedures and the requirements of law and regulation applicable to Service Provider. The Service Provider will notify the Client of any Security Incident as soon as reasonably practicable after the Service Provider becomes aware of a Security Incident, unless the Service Provider is subject to a legal or regulatory constraint, or if it would compromise the Service Provider’s investigation. The parties agree that where the Service Provider has no direct contractual relationship with Data Subjects whose data have been compromised in a Security Incident, the Client will be responsible for making any notifications to regulators and individuals that are required under applicable data protection law or regulation. The Service Provider will provide reasonable information and assistance to the Client to help the Client to meet its obligations to Data Subjects and regulators. Neither the Service Provider nor the Client will issue press or media statements or comments in connection with the Security Incident that name the other party unless it has obtained the other party’s prior written consent.

9.	Data protection: EEA and Jersey - specific provisions. The following provisions of this Condition 9 apply only where the Service Provider is established in the European Economic Area or Jersey:

9.1	Withdrawal of consent. Consent to the Processing of Personal Data is voluntary and Data Subjects may withdraw their consent to this Processing. However, if consent is withdrawn and unless the Service Provider is entitled to continue the relevant processing without consent, this may prevent the Service Provider from providing Services under the Agreement. Data Subjects may have recourse to the courts in the event that their rights have been infringed.

9.2	Data subject rights. Data Subjects may object, by request and free of charge, to the Processing or Disclosing Party Personal Data relating to them for certain purposes, including direct marketing, and may access and rectify, or request deletion in compliance with local law and the terms herein, of Disclosing Party Personal Data relating to them, and may request not to be subject to an automated decision. More information about the Service Provider’s Processing of Client Personal Data, the relevant data protection authority and data processing registrar, if applicable, may be obtained by contacting the Client’s account manager.

9.3	Data processor. If and to the extent that the Service Provider’s Processing activities in relation to Client Personal Data cause it to be regarded as a data processor for the Client, the Service Provider will act only on the Client’s instructions in relation to such data. Client's instructions are as specified in Condition 7.3.

9.4	Information and assistance. The Service Provider shall provide such information and assistance to the Client as the Client may reasonably request in order to enable the Client to comply with the rights of Data Subjects or with information notices served by any data protection authority.

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9.5	Recipients. Clients of Service Provider establishments in Bulgaria, the Czech Republic, Hungary, Italy and Spain may obtain further information about Service Provider Affiliates, the Service Provider’s Third Party Service Providers and Payment Infrastructure Providers and Securities Infrastructure Providers to whom their Personal Data has been disclosed on request from the Client’s account manager.

10.	Definitions. Capitalised terms used in these Conditions shall have the meanings given to them in the Services Agreement or as set out below:

“Affiliate” means either a Service Provider Affiliate or a Client Affiliate, as the context may require;

“Anonymized and/or Aggregated Data” means information relating to the Disclosing Party or its Related Parties (or, in the case of Client, its customers) received or generated by the Receiving Party in connection with the provision or receipt of the Services under the Agreement and in respect of which all personal identifiers have been removed, and/or which has been aggregated with other data, in both cases such that the data cannot identify the Disclosing Party, its Affiliates or Related Parties or their respective customers or Representatives, or a natural person;

“Conditions” means these Confidentiality and Data Privacy Conditions;

“Confidential Information” means:

(A)	where the Disclosing Party is the Client or a Client Affiliate, or any of their respective Representatives: information relating to the Client or Client Affiliates or their respective Representatives or Related Parties received by Service Provider Recipients in the course of providing Services under the Agreement to the Client, including all Client Personal Data, Client’s transactional information, and any other information that is either designated by the Client as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature; or

(B)	where the Disclosing Party is the Service Provider or a Service Provider Affiliate, or any of their respective Representatives or Third Party Service Providers or technology or data licensors: information relating to the Service Provider or Service Provider Affiliates or their respective Representatives, Third Party Service Providers or technology or data licensors, received or accessed by the Client, Client Affiliates and their respective Representatives in connection with the receipt of Services under the Agreement, including Service Provider Personal Data, information relating to the Service Provider’s products and services and the terms and conditions on which they are provided, technology (including software, the form and format of reports and on-line computer screens), pricing information, internal policies, operational procedures and any other information that is either designated by the Service Provider as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature;

“Control” means that an entity possesses directly or indirectly the power to direct or cause the direction of the management and policies of the other entity, whether through the ownership of voting shares, by contract or otherwise;

“Client Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by, or is under common Control with Client, and any branch thereof, including, without limitation, if the Client is an investment adviser or other financial institution, pooled investment vehicles managed or sponsored by the Client with respect to which Service Provider provides Services under the Agreement;

“Client Personal Data” means Personal Data relating to a Data Subject received by or on behalf of the Service Provider from the Client, Client Affiliates and their respective Representatives and Related Parties in the course of providing Services under the Agreement to the Client. Client Personal Data may include names, contact details, identification and verification information, nationality and residency information, taxpayer identification numbers, voiceprints, Service Provider account and transactional information (where legally permissible), to the extent that these amount to Personal Data under applicable local data protection or data privacy law;

“Data Subject” means a natural person who is identified, or who can be identified directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law with respect to such natural person. For the purpose of these Conditions, Data Subjects may be the Client, Client Affiliates, the Service Provider, their personnel, Related Parties, customers of the Client, suppliers, payment remitters, payment beneficiaries or other persons;

“Disclosing Party” means a party to the Agreement that discloses Confidential Information to the other party;

“Disclosing Party Personal Data” means Personal Data provided by or on behalf of the Disclosing Party to the Receiving Party in the course of the provision or receipt of the Services under the Agreement;

“Payment Infrastructure Provider” means a payments clearance system or other third party which forms part of a payment system infrastructure, including without limitation communications, clearing or payment systems and intermediary banks or correspondent banks who are not agents of the Service Provider;

“Permitted Purposes” in relation to the Service Provider’s use of Client’s Confidential Information means the following purposes: (i) to provide Services under the Agreement to the Client and, where contemplated by the Agreement, the Client’s Affiliates and Related Parties, in accordance with the Agreement; (ii) to undertake activities related to the provision of Services under the Agreement, such as, by way of non-exhaustive example: (a) to fulfil foreign and domestic legal, regulatory and compliance requirements (including US anti-money laundering obligations applicable to the Service Providers and its Affiliates) and comply with any law applicable to any of the Service Provider, Service Provider Affiliates and their respective Third Party Service Providers; (b) to verify the identity of Client representatives who contact the Service Provider or may be contacted by the Service Provider; (c) for risk assessment, statistical, trend analysis and planning purposes; (d) to monitor and record calls and electronic communications with the Client and its Affiliates and Related Parties and their respective Representatives for quality, training, investigation and fraud prevention purposes; (e) for crime detection, prevention, investigation and prosecution; (f) to enforce or defend the Service Provider’s, its Affiliates’ and Third Party Service Providers’ rights; and (g) to manage the Service Provider’s relationship with the Client and, where Services may be consumed by them as contemplated by the Agreement, the Client’s Affiliates and Related Parties, which may include providing information to Client and Client Affiliates and Client’s Related Parties about the Service Provider’s and Service Provider Affiliates’ products and services; and (iii) the purposes set out in Condition 5 (Authorized disclosures);

“Permitted Purposes” in relation to the Client’s use of the Service Provider’s Confidential Information means the following purposes: to enjoy the benefit of, enforce or defend its rights and perform its obligations in connection with the receipt of Services from the Service Provider in accordance with the Conditions, and to manage the Client’s relationship with the Service Provider;

“Personal Data” means any information that can be used, directly or indirectly, alone or in combination with other information, to identify an individual, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law;

“Processing” of Personal Data means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law with respect to such Personal Data;

“Receiving Party” means a party to the Agreement that receives Confidential Information from the other party to the Agreement;

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“Related Party” means any natural person or entity, or branch thereof, that: (i) owns, directly or indirectly, stock of the Client, if the Client is a corporation, (ii) owns, directly or indirectly, profits, interests or capital interests in the Client, if the Client is a partnership, (iii) is treated as the owner of the Client, if the Client is a “grantor trust” under sections 671 through 679 of the United States Internal Revenue Code or is of equivalent status under any similar law of any jurisdiction, domestic or foreign, (iv) holds, directly or indirectly, beneficial interests in the Client, if the Client is a trust; or (v) exercises control over the Client directly or indirectly through ownership or any arrangement or other means, if the Client is an entity, including (a) a settlor, protector or beneficiary of a trust, (b) a person who ultimately has a controlling interest in the Client, (c) a person who exercises control over the Client through other means, such as manager of a limited liability company or a general partner of a partnership, or (d) the senior managing official of the Client; or (vi) an investment adviser that provides services to or for the benefit of Client or a Client Affiliate;

“Representatives” means a party’s officers, directors, employees, agents, representatives, professional advisers and Third Party Service Providers;

“Securities Infrastructure Provider” means a securities exchange or settlement system or other third party which forms part of a securities settlement infrastructure, including without limitation communications, clearing or payment systems and brokers, dealers and banks;

“Security Incident” means an incident whereby the confidentiality of Disclosing Party Personal Data within Receiving Party’s custody or control has been materially compromised so as to pose a reasonable likelihood of harm to the Data Subjects involved;

“Service Provider Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by or is under common Control with the Service Provider, and any branch or representative offices thereof, including Citibank, N.A. and Citigroup Technologies, Inc.;

“Service Provider Personal Data” means Personal Data relating to a Data Subject received by the Client from the Service Provider, Service Provider Affiliates and/or their respective Representatives or Third Party Service Providers in the course of receiving Services under the Agreement from the Service Provider or such Service Provider Affiliates and/or Representatives or Third Party Service Providers. Service Provider Personal Data may include names and contact details, to the extent that these amount to Personal Data under applicable local data protection or data privacy law;

“Service Provider Recipients” means the Service Provider, Service Provider Affiliates and their respective Representatives and Third Party Service Providers; and

“Third Party Service Provider” means a third party reasonably selected by the Receiving Party or its Affiliate to provide services to it and who is not a Payment Infrastructure Provider or Securities Infrastructure Provider. Examples of Third Party Service Providers include technology service providers, business process outsourcing service providers and call center service

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